EXHIBIT 99

     R-TEC UNDER NEW OWNERSHIP

     BOISE, Idaho, Oct. 1 /PRNewswire-FirstCall/ -- R-Tec Holding Company (OTC Bulletin Board: RTHG) today announced that the transaction ratified by shareholders at the June 15th Special Shareholder's Meeting has been concluded, and R-Tec is now under new ownership.

     The effective controlling interest in R-Tec has been acquired by Faris McMullin -- a Boise-based serial entrepreneur and inventor. Mr. McMullin has been serving as a consultant to the Company for several months.

     Douglas G. Hastings, Chairman of the Board, said, "Mr. McMullin has made a significant contribution to the Company as a consultant. We are pleased to have him as the primary shareholder. The Board of Directors is unanimous in its belief that this transaction will benefit R-Tec customers and shareholders."

     The Board of Directors has appointed Mr. McMullin as CEO of R-Tec Corp., and has elected him Chairman of the Board.

     "I'm very excited about the market potential for R-Tec's patented GCI(TM) technology," said Mr. McMullin. "GCI is an advanced technology for a rapidly-growing segment of the semiconductor industry-high-frequency and high-current chips. We expect to combine this new technology with existing technologies to expand our presence in the semiconductor test industry."

     Mr. McMullin holds 32 patents, with several more in process. He also owns ConectL Corporation (www.conectl.com), a maker of connectivity products, and has co-founded several other companies. About R-Tec Holding:

     R-Tec designs and manufactures high performance GCI(TM) interposers, test sockets and interconnect devices for the semiconductor test industry.

     Forward-looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. While these statements are made to convey the company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. Actual company results may differ materially from those described. The company's operations and business prospects are always subject to risk and uncertainties. A more extensive listing of risks and factors that may affect the business prospects of the company and cause actual results to differ materially from those described in the forward-looking statements can be found in the reports and other documents filed by the company with the Securities and Exchange Commission. R-Tec Holding, Inc., assumes no obligation to update forward-looking information contained in this press release.

   To contact R-Tec regarding any press release or investor matters, please e-mail your inquiries to:
   R-Tec Holding Company
   David Ries of R-Tec Holding, Inc.,
   1-208-887-0953, or fax,
   1-208-323-2439, dries@rtec.com
   Web site: http://www.conectl.com


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